As filed with the Securities and Exchange Commission on April 16, 2007

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Westmoreland Coal Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	23-1128670
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue Colorado Springs, Colorado	80903
(Address of Principal Executive Offices)	(Zip Code)

Westmoreland Coal Company
And
Subsidiaries
Employees' Savings Plan
(Full Title of the Plan)

Roger D. Wiegley
General Counsel and Secretary
14th Floor, 2 North Cascade Avenue
Colorado Springs, Colorado 80903
(Name and Address of Agent For Service)
(719) 442-2600
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $2.50 par value per share (3)	600,000 shares	$21.725 (4)	$13,035,000 (4)	$400.18

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered and sold pursuant to the employee benefit plan described herein.

(2)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Each share of the Registrant's Common Stock offered hereby will be accompanied by one Preferred Stock Purchase Right.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant's Common Stock as reported on the American Stock Exchange on April 11, 2007.

Statement of Incorporation by Reference

On August 3, 2001, Westmoreland Coal Company (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-66698) relating to the Westmoreland Coal Company and Subsidiaries Employees’ Savings Plan (the “Prior Registration Statement”). This Registration Statement on Form S-8 relating to the Westmoreland Coal Company and Subsidiaries Employees’ Savings Plan, as amended (the “Plan”), incorporates by reference the contents of the Prior Registration Statement, except for the information required by Items 5, 6 and 8, which is contained below.

               Item 5. Interests of Named Experts and Counsel.

               Roger D. Wiegley, Esq., the Registrant’s General Counsel, has opined as to the legality of the securities being offered by this registration statement. As of April 11, 2007, Mr. Wiegley owned 325 shares of the Registrant’s Common Stock.

               Item 6. Indemnification of Directors and Officers.

               Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Restated Certificate of Incorporation limits the liability of directors to the extent permitted by Delaware law.

               Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Section 145 also permits the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability.

               The Registrant’s bylaws obligate it to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or supervisor or manager of the Registrant or a constituent corporation absorbed in a consolidation or merger, or while a director, officer or supervisor or manager of the Registrant is or was serving at the request of the Registrant or a constituent corporation absorbed in a consolidation or merger, as a director, officer or supervisor or manager of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation to the extent that such person is not otherwise indemnified and to the extent such indemnification is not prohibited by applicable law. The Registrant’s bylaws also obligate the Registrant to pay any such person’s expenses in advance of the final disposition of any such proceeding, if such person undertakes to repay any amount so advanced if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant.

               Under the Registrant’s bylaws, its obligation to indemnify, including the duty to advance expenses, is a contract between the Registrant and each person entitled to indemnification, and no modification of the Registrant’s bylaws may affect, to the detriment of any such person, the Registrant’s obligations in connection with a claim based on any act or failure to act occurring before such modification.

               The Registrant’s bylaws also permit the Registrant to purchase and maintain insurance, and the Registrant has purchased insurance on behalf of its directors and officers.

               Under the Registrant’s bylaws, the rights to indemnification and advance of expenses are not exclusive of any other right to which an indemnified person may be entitled, and all such rights shall inure to the benefit of the indemnified person and his or her heirs, executors and administrators.

               Item 8. Exhibits..

               The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

               The Registrant hereby undertakes that it has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS to qualify the Plan.

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Colorado Springs, Colorado, on this 11th day of April, 2007.

WESTMORELAND COAL COMPANY

By:	/s/ David J. Blair

David J. Blair Chief Financial Officer

               Pursuant to the requirements of the Securities Act of 1933, the Plan certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Colorado Springs, Colorado, on this 11th day of April, 2007.

Westmoreland Retirement Benefits Administrative Committee

/s/ Ronald H. Beck

Ronald H. Beck

/s/ Mary Stoik Dymond

Mary Stoik Dymond

/s/ Mark K. Seglem

Mark K. Seglem

/s/ Roger D. Wiegley

Roger D. Wiegley

POWER OF ATTORNEY AND SIGNATURES

               We, the undersigned officers and directors of Westmoreland Coal Company, hereby severally constitute and appoint David J. Blair and Roger D. Wiegley, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Westmoreland Coal Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher K. Seglem	Chairman of the Board, President, and Chief Executive Officer	February 28, 2007

Christopher K. Seglem

/s/ David J. Blair	Chief Financial Officer	February 28, 2007

David J. Blair

/s/ Kevin A. Paprzycki	Principal Accounting Officer and Controller	February 28, 2007

Kevin A. Paprzycki

/s/ Michael Armstrong	Director	February 28, 2007

Michael Armstrong

/s/ Thomas J. Coffey	Director	February 28, 2007

Thomas J. Coffey

/s/ Robert E. Killen	Director	February 28, 2007

Robert E. Killen

/s/ Richard M. Klingaman	Director	February 28, 2007

Richard M. Klingaman

/s/ Thomas W. Ostrander	Director	February 28, 2007

Thomas W. Ostrander

/s/ William M. Stern	Director	February 28, 2007

William M. Stern

/s/ Donald A. Tortorice	Director	February 28, 2007

Donald A. Tortorice

INDEX TO EXHIBITS

Number	Description

3.1 (1)	Restated Certificate of Incorporation of the Registrant

3.2 (2)	Certificate of Correction to the Restated Certificate of Incorporation of the Registrant

3.3 (3)	By-Laws of the Registrant

4.1 (4)	Specimen Certificate representing the Common Stock of the Registrant

4.2 (5)	Amended and Restated Rights Agreement, dated as of February 7, 2003, between the Registrant and EquiServe Trust Company, N.A.

5.1	Opinion of Roger D. Wiegley, counsel to the Registrant

23.1	Consent of Roger D. Wiegley (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

23.3	Consent of KPMG LLP

23.4	Consent of Deloitte & Touche LLP

24.1	Power of attorney (included on the signature pages of this registration statement)

_________________

(1)	Previously filed as an Exhibit to the Registrant’s Registration Statement on Form S-1 filed July 28, 2004 (Registration No. 333-117709) and incorporated herein by reference.

(2)	Previously filed as Exhibit to the Registrant’s Current Report on Form 8-K filed October 21, 2004 (File No. 001-11155) and incorporated herein by reference.

(3)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K dated May 19, 2006 (File No. 001-11155) and incorporated herein by reference.

(4)	Previously filed as an Exhibit to the Registrant’s Registration Statement on Form S-2 filed December 4, 1985 (Registration No. 33-1950) and incorporated herein by reference.

(5)

Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K filed February 7, 2003 (File No. 001-11155) and incorporated herein by reference.